Exhibit 99.1

Contact:

Denise San Bartolome

Corporate Communications

Telik, Inc.

Tel: 650 845 7712

Email: denisesb@telik.com

TELIK ANNOUNCES THIRD QUARTER 2012 FINANCIAL RESULTS

Palo Alto, CA, - November 9, 2012 – Telik, Inc. (Nasdaq: TELK) today reported a net loss of $1.9 million, or $0.78 per share, for the third quarter ended September 30, 2012, compared with a net loss of $2.8 million, or $1.58 per share (adjusted for the 1-for-30 reverse split of the company’s common stock effected on March 30, 2012), for the comparable period in 2011.

For the quarter ended September 30, 2012, total operating costs and expenses were $1.9 million, compared with $2.9 million in the third quarter of 2011. Operating expenses in the 2012 third quarter included stock-based compensation expense of approximately $0.1 million. Operating expenses were approximately 34% lower in the third quarter of 2012 compared with the same period in 2011, primarily due to lower headcount, corporate and stock-based compensation expenses.

For the nine months ended September 30, 2012, Telik reported a net loss of $6.2 million, or $3.07 per share, compared with a net loss of $9.5 million, or $5.30 per share, for the same period in 2011. Total operating expenses for the first nine months of 2012 were $6.2 million, compared with $9.6 million for the same period in 2011. Operating expenses in the first nine months of 2012 included approximately $0.6 million in stock-based compensation expense. The reduction in operating expenses of approximately 35% in the first nine months of 2012 compared with the same period in 2011 was primarily due to lower headcount, reduced clinical trial expenses, and lower corporate and stock-based compensation expenses.

At September 30, 2012, Telik had $6.6 million in cash, cash equivalents and investments including restricted investments, compared to $11.7 million at December 31, 2011. In order to meet its current cash requirements beyond the first quarter of 2013, the company will have to raise additional funds through corporate partnering or equity financings. Although the company has been able to raise funds through its At Market Issuance Sales Agreement, there is no assurance Telik will be successful in obtaining additional funding in the near future.

About Telik

Telik, Inc. of Palo Alto, CA, is a clinical stage drug development company focused on discovering and developing small molecule drugs to treat cancer. The company’s most advanced drug candidate is Telintra®, a modified glutathione analog intended for the treatment of hematologic disorders including myelodysplastic syndrome; followed by Telcyta®, a cancer activated prodrug for the treatment of a variety of cancers. Telik’s product candidates were discovered using its proprietary drug discovery technology, TRAP®, which enables the rapid and efficient discovery of small molecule drug candidates. Additional information is available at www.telik.com.

TELIK, the Telik logo, TELINTRA, TELCYTA and TRAP are trademarks or registered trademarks of Telik, Inc.

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Telik, Inc.

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Operating costs and expenses:
Research and development	$867	$1,305	$2,788	$4,464
General and administrative	1,011	1,550	3,423	5,090

Total operating costs and expenses	1,878	2,855	6,211	9,554

Loss from operations	(1,878)	(2,855)	(6,211)	(9,554)
Interest and other income (expense), net	2	7	6	31

Net loss	$(1,876)	$(2,848)	$(6,205)	$(9,523)

Basic and diluted net loss per share*	$(0.78)	$(1.58)	$(3.07)	$(5.30)

Weighted average shares used to calculate basic and diluted net loss per share*	2,395	1,799	2,021	1,796

*	Adjusted for the 1-for-30 reverse stock split

Selected Balance Sheet Data

(In thousands)

(Unaudited)

	September 30, 2012	December 31, 2011
Cash, cash equivalents, investments and restricted investments	$6,642	$11,700
Total assets	7,445	12,412
Stockholders’ equity	4,627	8,299